Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194253 on Form S-8 of our report dated February 28, 2014 relating to the consolidated financial statements and consolidated financial statement schedule as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries, appearing in this Annual Report on Form 10-K of Endo International plc for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 2, 2015